EXHIBIT 99.4

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the nine months ended June 30, 2005
(unaudited)
(in thousands, except per share data)

	Digi
	International Inc.	Rabbit	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Net sales	$88,989	$21,091			$110,080
Cost of sales	34,489	12,760			47,249

Gross margin	54,500	8,331	—		62,831

Operating expenses:
Sales and marketing	19,300	3,348			22,648
Research and development	11,850	3,461			15,311
General and administrative	11,070	2,024	$1,263	(a)	14,357
Acquired in-process research and development	300	—			300

Total operating expenses	42,520	8,833	1,263		52,616

Operating income (loss)	11,980	(502)	(1,263)		10,215
Other income (expense), net	809	(302)	(475	) (b)	(341)
			(373	) (c)

Income (loss) before income taxes	12,789	(804)	(2,111)		9,874
Income tax benefit	(1,455)	(263)	(697	) (d)	(2,415)

Net income (loss)	14,244	(541)	(1,414)		12,289

Net income per share, basic	$0.64				$0.55
Net income per share, diluted	$0.61				$0.52
Weighted average shares, basic	22,381				22,381
Weighted average shares, diluted	23,420				23,420

See accompanying notes to the pro-forma financial information.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the year ended September 30, 2004
(unaudited)
(in thousands, except per share data)

	Digi
	International Inc.	Rabbit	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Net sales	$111,226	$27,294			$138,520
Cost of sales	43,443	13,480			56,923

Gross margin	67,783	13,814			81,597

Operating expenses:
Sales and marketing	25,556	3,587			29,143
Research and development	17,159	3,578			20,737
General and administrative	13,287	4,672	1,894	(a)	19,853

Total operating expenses	56,002	11,837	1,894		69,733

Operating income (loss)	11,781	1,977	(1,894)		11,864
Other income (expense), net	369	(93)	(712	)(b)	(996)
			(560	)(c)

Income (loss) before tax provision and discontinued operations	12,150	1,884	(3,166)		10,868
Income tax provision (benefit)	3,487	424	(887	)(d)	3,024

Income (loss) before discontinued operations	$8,663	$1,460	$(2,279)		$7,844

Income per share from continuing operations, basic	$0.41				$0.37
Income per share from continuing operations, diluted	$0.39				$0.36
Weighted average shares, basic	21,196				21,196
Weighted average shares, diluted	22,031				22,031

See accompanying notes to the pro-forma financial information.

DIGI INTERNATIONAL INC. UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
On May 26, 2005, Digi completed the acquisition of Rabbit Semiconductor, Inc., (Rabbit) formerly Z-World, Inc. The unaudited pro forma combined condensed statements of operations for the nine months ended June 30, 2005 and the year ended September 30, 2004 give effect to the acquisition of Rabbit as if it had occurred on October 1, 2003. The unaudited pro forma information is based on the historical consolidated financial statements of Digi and those of Rabbit, as described in the pro forma financial statements, under the purchase method of accounting and the adjustments as described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The pro forma combined condensed statements of operations and accompanying notes are qualified in their entirety and should be read in conjunction with the historical consolidated financial statements of Digi and those of Rabbit.
The pro forma adjustments are based on estimates and assumptions that Digi believes are reasonable. The fair value of the consideration has been allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities at the effective date of the acquisition. This allocation is preliminary, pending detailed analysis and outside appraisals of the fair value of the assets acquired and liabilities assumed.
The pro forma combined condensed financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The pro forma combined condensed financial information is intended for informational purposes only and is not necessarily indicative of the future results of operations of the consolidated company after the acquisition, or of the results of operations of the consolidated company that would have actually occurred had the acquisition been effected as of the date indicated above.
Notes to Unaudited Pro Forma Combined Condensed Financial Statements
1.	Basis of Pro Forma Presentation
     The unaudited pro forma combined condensed financial statements of Digi have been prepared on the basis of assumptions relating to the allocation of consideration paid to the acquired assets and liabilities of Rabbit based on their estimated fair values at the date of acquisition. The table below sets forth the preliminary purchase price allocation (in thousands):

Cash	$49,000
Direct acquisition costs	274

$49,274

Fair value of net tangible assets acquired	$7,856
Identifiable intangible assets:
Purchased and core technology	8,000
Customer relationships	3,800
Patents and trademarks	2,300
In-Process research and development	300
Goodwill	32,517
Deferred tax liabilities related to identifiable intangibles	(5,499)

$49,274

2.	Pro Forma Adjustments:
(a)	Adjustment represents amortization of acquired identifiable intangibles of Rabbit based on estimated lives ranging from five to thirteen years. Goodwill amortization is not recorded in accordance with the provisions of Statement of Financial Accounting Standards Board No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.”

(b)	Adjustment represents interest expense incurred as a result of short-term borrowings of $21.0 million at an interest rate of 3.39%, the proceeds of which were used to partially finance the acquisition of Rabbit. The effect of a 1/8% variance in interest rates would have resulted in a change to net income of $19,000 for the year ended September 30, 2004 and $12,000 for the nine months ended June 30, 2005.

(c)	Adjustments represent interest income assumed to be foregone at a weighted-average rate of 2% due to the cash paid from funds generated from operations for the acquisition of Rabbit.

(d)	Adjustments to income tax provision relating to adjustments (a), (b), and (c) assuming a blended U.S. federal and state income tax rate of 28% for the year ended September 30, 2004 and 33% for the nine months ended June 30, 2005.